UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

January 8, 2021 (January 7, 2021)

(Date of Report/Date of earliest event reported)

DOMTAR CORPORATION

(Exact name of registrant as specified in its charter)

DELAWARE	001-33164	20-5901152
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

234 Kingsley Park Drive

Fort Mill, South Carolina

29715

(Address and zip code of principal executive offices)

(803) 802-7500

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Securities registered pursuant to Section 12(b) of the Act: Common Stock, Par Value $0.01 Per Share; Common stock traded on the New York Stock Exchange; trading symbol UFS.

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

☐	Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On January 7, 2021, Domtar Corporation (the “Company”) entered into a Securities Purchase Agreement with an affiliate of American Industrial Partners (AIP), an operationally-oriented middle market private equity firm (the “Purchaser”), to sell the Company’s personal care business to the Purchaser for a purchase price of $920 million in cash, including elements of working capital estimated at $130 million, subject to customary adjustments (the “Transaction”). The net book value of the net assets being sold is approximately $1,060 million. The Transaction is subject to customary closing conditions, including regulatory approvals in the US and Europe. Subject to the satisfaction or waiver of conditions of the Securities Purchase Agreement, the transaction is expected to close in the first quarter of 2021.

The Securities Purchase Agreement contains representations, warranties and covenants that are customary for similar transactions. The Securities Purchase Agreement contains customary termination rights, including if the closing has not occurred on or prior to June 7, 2021, and provides that, upon termination of the Securities Purchase Agreement under specified circumstances, the Purchaser will pay a $55 million termination fee.

The foregoing description of the Securities Purchase Agreement and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Securities Purchase Agreement, a copy of which is attached hereto as Exhibit 2.1 and is incorporated herein by reference.

At the closing of the Transaction, the parties will enter into certain ancillary agreements, including a transition services agreement and certain supply agreements.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Transaction-Related Compensation Actions

In connection with the Transaction, the Human Resources Committee of the board of directors of the Company has approved a cash retention bonus in the amount of $816,156 (the “Retention Bonus”) for Michael Fagan, President of the Company’s Personal Care Business. The Retention Bonus is payable to Mr. Fagan at the earlier of (i) the consummation of the Transaction and (ii) December 31, 2021, subject to Mr. Fagan’s employment with the Company on such payment date.

Item 7.01.	Regulation FD Disclosure.

On January 8, 2021, the Company published a press release announcing the Transaction. A copy of the press release is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Statements in this report about our plans, expectations and future performance are “forward-looking statements.” Forward-looking statements including, without limitation, statements regarding the timing of the close of the sale of Domtar’s personal care business and the potential benefits of the sale, reflect the current analysis of existing information and are subject to various risks and uncertainties. Actual results may differ materially from those suggested by these statements for a number of reasons, including our ability to obtain the required regulatory approvals for the transaction, our ability to satisfy the other closing conditions, our ability to consummate the transaction on the anticipated timing, if at all, the COVID-19 pandemic and the resulting decrease in paper sales and the challenges we face in maintaining manufacturing operations, changes in customer demand and pricing, changes in manufacturing costs, future acquisitions and divestitures, including facility closings, the failure to achieve our cost containment goals, costs of conversion in excess of our expectations, demand for linerboard, and the other reasons identified under “Risk Factors” in our Form 10-K for 2019 as filed with the SEC and as updated by subsequently filed Form 10-Qs. Except to the extent required by law, we expressly disclaim any obligation to update or revise these forward-looking statements to reflect new events or circumstances or otherwise.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description of Exhibits

2.1	Securities Purchase Agreement, dated as of January 7, 2021, by and between Domtar AI Inc., Domtar Luxembourg Investments Sàrl, Domtar Corporation and Journey Personal Care Corp.*

99.1	Press Release of Domtar Corporation, dated January 8, 2021

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

*

Schedules and exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company will furnish the omitted schedules and exhibits to the Securities and Exchange Commission upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DOMTAR CORPORATION
(Registrant)

By:	/s/ Razvan L. Theodoru
Name:	Razvan L. Theodoru
Title:	Vice-President, Corporate Law and Secretary

Date: January 8, 2021